EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company Announces
Plans to Sell Power Operations Businesses
and Outsource ROVA Operations

Colorado Springs, CO – July 9, 2007 – As reported in its Form 8-K filed today, Westmoreland Coal Company (AMEX:WLB), has entered into a non-binding letter of intent dated June 22, 2007 to sell the operation and maintenance contracts for four power plants owned by Dominion Resources (Altavista, Hopewell, Southampton, and Gordonville) as well as certain fixed assets of Westmoreland Technical Services (WTS). In addition, the letter of intent contemplates that the buyer will provide contract operation and maintenance services at the Company’s 100% owned ROVA power facility in North Carolina. The terms of the deal are not disclosed.

The letter of intent states that the buyer anticipates that it will offer employment to all employees of Westmoreland who actively work at the four Dominion Resources’ plants, ROVA and for WTS.

The transaction contemplated by the letter of intent is subject to the buyer completing its due diligence, approval by the Company’s Board of Directors, the execution of definitive documentation, and obtaining all necessary consents, including consents from Dominion Resources and the ROVA project lenders. Closing is anticipated to occur in August 2007.

Keith E. Alessi, Interim President and Interim Chief Executive Officer of Westmoreland Coal Company, said: “The contemplated transactions allow Westmoreland to more narrowly focus our efforts on our core competency, coal mining.  The buyer has the benefit of economies of scale that allow it to fully leverage its expertise and overhead in the operation of power plants, thereby allowing Westmoreland to enter into these contemplated transactions on economics that are basically neutral to us.  The resulting reduction in headcount of approximately 190 full time employees, out of a total corporate headcount of approximately 1,300, will help us to further simplify our corporate administrative functions.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

Safe Harbor Statement

        Throughout this news release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the Company’s ability to raise additional equity capital through a rights offering; the material weakness in the Company’s internal controls over financial reporting identified in our 2006 Form 10-K, the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing or ability to refinance its bridge loan; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth in our 2006 Form 10-K and our Form 10-Q for the quarter ended March 31, 2007; the Company’s ability to raise additional capital, as discussed under Liquidity and Capital Resources; and the other factors discussed in Note 18 of the Form 10-Q for the quarter ended March 31, 2007. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones   (719) 442-2600